UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 31, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Agreement

Roberts Realty Investors, Inc., the registrant, conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of Roberts Realty’s properties. Roberts Realty owns a 73.8% interest in the operating partnership and is its sole general partner. On February 21, 2002, the operating partnership entered into a $24,000,000 construction loan Agreement with AmSouth Bank to finance the construction of the 319-unit Ballantyne Place apartment community in Charlotte, North Carolina. In that regard, the operating partnership also executed and delivered to AmSouth a promissory note and a deed of trust, security agreement, and assignment of rents and leases. Roberts Realty entered into a related guaranty agreement. The loan was scheduled to mature on March 10, 2006, with Roberts Realty having the option to exercise two additional one-year extensions. On May 31, 2005, in connection with the sale of Ballantyne Place described below in Item 2.01, the operating partnership repaid the $23,000,000 balance of the loan in full without any prepayment penalty. Accordingly, all of the loan documents were terminated.

Item 2.01   Completion of Acquisition or Disposition of Assets.

As disclosed in Roberts Realty’s Current Report on Form 8-K dated May 2, 2005 and filed with the SEC on May 5, 2005, the operating partnership entered into a sales contract to sell the Ballantyne Place apartment community to Post Apartment Homes, L.P., a subsidiary of Post Properties, Inc. The sale of Ballantyne Place closed on May 31, 2005. Under the sales contract, the buyer paid a purchase price of $37,250,000 and an additional $690,000 to reimburse the operating partnership for a loan commitment fee it previously paid to the Federal Home Loan Mortgage Corporation (Freddie Mac) for a new loan Roberts Realty intended to obtain to refinance the construction loan. The combined sales price and loan commitment fee reimbursement totaled $37,940,000 or $118,934 per apartment unit. Sales proceeds, net of mortgage debt, prorations and closing-related expenses, were approximately $14,470,000.

Item 8.01   Other Events.

Roberts Realty intends to redeploy the sales proceeds either into the acquisition of new properties in Atlanta or south Florida as part of a Section 1031 tax-deferred exchange or into working capital to fund its Atlanta development and construction program. Roberts Realty currently has 868 units in various phases of development in Atlanta, consisting of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road. The registrant believes it will create greater shareholder value and produce a higher return on its invested equity by acquiring new properties in Atlanta or south Florida, as it has in the past, and continuing its Atlanta development and construction program.

Roberts Realty has experienced negative operating cash flow as a result of selling seven appreciated communities totaling 1,479 units in 2003 and 2004 while making distributions to shareholders of $5.05 per share. Roberts Realty expects the negative operating cash flow to continue through the end of 2006 and until its new communities are constructed and leased. As a result, the registrant does not intend to pay distributions to shareholders in 2005 or 2006. The two previous sentences are forward-looking statements within the meaning of the securities laws. Although Roberts Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, Roberts Realty’s actual results could differ materially from those anticipated. Certain factors that might cause such a difference include, but are not limited to, the following: rental rates may continue to be adversely affected by local economic and market conditions in Atlanta; construction costs of a new community may exceed original estimates; construction and lease-up of Roberts Realty’s new properties in Atlanta may not be completed on schedule; financing for future development and construction may not be available or, if available, may not be on favorable terms; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about some of these risks and uncertainties, please see the section in Roberts Realty’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

Item 9.01.   Financial Statements and Exhibits.

(b)     Pro Forma Financial Information

Roberts Realty will file any required pro forma financial information as soon as practicable but not later than 71 days after the date on which this Form 8-K must be filed.

(c)      Exhibits

Exhibit No.      Exhibit

99.1                   Press Release dated June 1, 2005 regarding the registrant's closing the sale of Ballantyne Place apartment community.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 3, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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